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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                               SCHEDULE 13E-4/A-2
                         ISSUER TENDER OFFER STATEMENT
     (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)

                      ------------------------------------

             UNITED FOODS, INC.                             UNITED FOODS, INC.
              (Name of Issuer)                       (Name of Person Filing Statement)

                CLASS A COMMON STOCK, PAR VALUE $1.00 PER SHARE
                CLASS B COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                              CLASS A 910365 30 3
                              CLASS B 910365 10 5
                     (CUSIP Number of Class of Securities)
                              DANIEL B. TANKERSLEY
                          VICE CHAIRMAN AND SECRETARY
                               UNITED FOODS, INC.
                              TEN PICTSWEET DRIVE
                          BELLS, TENNESSEE 38006-0119
                                 (901) 422-7600
          (Name, Address and Telephone Number of Person Authorized to
  Receive Notices and Communications on Behalf of the Person Filing Statement)

                                    Copy to:

                               JAMES H. CHEEK III
                             BASS, BERRY & SIMS PLC
                             FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6200

                                  MAY 20, 1997
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                                 JUNE 18, 1997
                              (Date of Amendment)

                           CALCULATION OF FILING FEE

---------------------------------------------------------------------------------------------
            TRANSACTION VALUATION*                          AMOUNT OF FILING FEE
                $10,000,000.00                                   $2,000.00
---------------------------------------------------------------------------------------------

 * Estimated solely for purposes of determining the filing fee, based upon the purchase of 2,500,000 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock at $2.50 per share.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: $500.00            Filing Party: United Foods, Inc.
Form of Registration No.: Schedule 13E-4   Date Filed: May 20, 1997

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

     This Schedule 13E-4/A-2 dated June 18, 1997 amends and supplements the Issuer Tender Offer Statement on Schedule 13E-4 dated May 20, 1997 and the amendment on Schedule 13E-4/A-1 of even date (the "Original Schedule 13E-4") of United Foods, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") in connection with the Company's offer to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Original Offer"), up to 2,500,000 shares of Class A common stock, par value $1.00 per share (the "Class A Common Stock") and up to 1,500,000 shares of Class B common stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares") at a price of $2.50 per Share, net to the seller in cash, without interest thereon. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Schedule 13E-4.

ITEM 1.  SECURITY AND ISSUER.

     (b)-(c) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

ITEM 2.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a)-(b) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     (a) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

     (e) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

     (f) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

     (h) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

ITEM 4.  INTEREST IN THE SECURITIES OF THE ISSUER.

     The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

ITEM 7.  FINANCIAL INFORMATION.

     (a)-(b) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

ITEM 8.  ADDITIONAL INFORMATION.

     (e) The information set forth in the Supplement, dated June 18, 1997, to the Offer to Purchase is incorporated herein by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

  (a)(9)    --   Supplement, dated June 18, 1997, to the Offer to Purchase.
  (a)(10)   --   Letter of Transmittal mailed with Supplement.
  (a)(11)   --   Notice of Guaranteed Delivery mailed with Supplement.
  (a)(12)   --   Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and Other Nominees mailed with Supplement.
  (a)(13)   --   Letter to Stockholders for use by Brokers, Dealers,
                 Commercial Banks, Trust Companies and Other Nominees mailed with Supplement.
  (a)(14)   --   Letter to Stockholders from Chairman and Chief Executive
                 Officer mailed with Supplement.
  (a)(15)   --   Press Release, dated June 17, 1997.
  (b)(9)    --   Sixth Amendment, dated June 17, 1997, to that certain
                 Revolving Loan Agreement between First American National
                 Bank and United Foods, Inc. dated April 7, 1993.
  (b)(10)   --   Revolving Credit Agreement between United Foods, Inc. and
                 Cooperatieve Centrale Raiffeisen -- Boerenleenbank B.A.,
                 "Rabobank Nederland," dated August 20, 1992, Exhibit 10.2 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference herein.
  (b)(11)   --   First Amendment, dated January 11, 1993, to each of that
                 certain Term Loan Agreement and that certain Revolving
                 Credit Agreement, each dated August 20, 1992 between United
                 Foods, Inc. and Cooperatieve Centrale
                 Raiffeisen -- Boerenleenbank B.A., "Rabobank Nederland,"
                 Exhibit 10.5 to the Annual Report on Form 10-K of United
                 Foods, Inc. filed for the fiscal year ended February 28,
                 1993, is incorporated by reference herein.
  (b)(12)   --   Second Amendment, dated October 4, 1993, to each of that
                 certain Term Loan Agreement and that certain Revolving
                 Credit Agreement, each dated August 20, 1992 between United
                 Foods, Inc. and Cooperatieve Centrale
                 Raiffeisen -- Boerenleenbank B.A., "Rabobank Nederland,"
                 Exhibit 10.7 to the Annual Report on Form 10-K of United
                 Foods, Inc. filed for the fiscal year ended February 28,
                 1994, is incorporated by reference herein.
  (b)(13)   --   Third Amendment, dated February 14, 1994, to each of that
                 certain Term Loan Agreement and that certain Revolving
                 Credit Agreement, each dated August 20, 1992 between United
                 Foods, Inc. and Cooperatieve Centrale
                 Raiffeisen -- Boerenleenbank B.A., "Rabobank Nederland,"
                 Exhibit 10.8 to the Annual Report on Form 10-K of United
                 Foods, Inc. filed for the fiscal year ended February 28,
                 1994, is incorporated by reference herein.
  (b)(14)   --   Fourth Amendment, dated August 19, 1994, to that certain
                 Revolving Credit Agreement, between United Foods, Inc. and
                 Cooperatieve Centrale Raiffeisen -- Boerenleenbank B.A.,
                 "Rabobank Nederland," dated August 29, 1992 Exhibit 10.11 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1995, is incorporated by reference herein.
  (b)(15)   --   Fifth Amendment, dated June 29, 1995, to that certain
                 Revolving Credit Agreement, between United Foods, Inc. and
                 Cooperatieve Centrale Raiffeisen -- Boerenleenbank B.A.,
                 "Rabobank Nederland," dated August 28, 1992, Exhibit 10.16 to the Annual Report on Form 10-K of United Foods, Inc.
                 filed for the fiscal year ended February 29, 1996, is
                 incorporated by reference herein.
  (b)(16)   --   Amendment, dated August 1, 1995, to each of that certain
                 Term Loan Agreement and that certain Revolving Credit
                 Agreement, each dated August 20, 1992 between United Foods,
                 Inc. and Cooperatieve Centrale Raiffeisen -- Boerenleenbank
                 B.A., "Rabobank Nederland," Exhibit 10.17 to the Annual
                 Report on Form 10-K of United Foods, Inc. filed for the
                 fiscal year ended February 29, 1996, is incorporated by
                 reference herein.


  (b)(17)   --   Sixth Amendment, dated October 31, 1996, to that certain
                 Revolving Credit Agreement, between United Foods, Inc. and
                 Cooperatieve Centrale Raiffeisen -- Boerenleenbank B.A.,
                 "Rabobank Nederland," dated August 29, 1992, Exhibit 10.20 to the Annual Report on Form 10-K of United Foods, Inc.
                 filed for the fiscal year ended February 28, 1997, is
                 incorporated by reference herein.
  (b)(18)   --   Seventh Amendment, dated February 19, 1997, to each of that certain Term Loan Agreement and that certain Revolving
                 Credit Agreement, each dated August 20, 1992 between United
                 Foods, Inc. and Cooperatieve Centrale
                 Raiffeisen -- Boerenleenbank B.A., "Rabobank -- Nederland,"
                 Exhibit 10.21 to the Annual Report on Form 10-K of United
                 Foods, Inc. filed for the fiscal year ended February 28,
                 1997, is incorporated by reference herein.
  (b)(19)   --   Eighth Amendment, dated May 16, 1997, to each of that
                 certain Term Loan Agreement and that certain Revolving
                 Credit Agreement, each dated August 20, 1992 between United
                 Foods, Inc. and Cooperatieve Centrale
                 Raiffeisen -- Boerenleenbank B.A., "Rabobank -- Nederland."
  (b)(20)   --   Ninth Amendment, dated June 17, 1997, to each of that
                 certain Term Loan Agreement and that certain Revolving
                 Credit Agreement, each dated August 20, 1992 between United
                 Foods, Inc. and Cooperatieve Centrale
                 Raiffeisen -- Boerenleenbank B.A., "Rabobank -- Nederland."

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          By:    /s/ DANIEL B. TANKERSLEY
                                            ------------------------------------
                                                    Daniel B. Tankersley
                                                Vice Chairman and Secretary

Dated: June 18, 1997

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
(a)(1)*  --   Offer to Purchase, dated May 19, 1997.
(a)(2)*  --   Letter of Transmittal, dated May 19, 1997.
(a)(3)*  --   Notice of Guaranteed Delivery.
(a)(4)*  --   Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees, dated May 19, 1997.
(a)(5)*  --   Letter to Stockholders for use by Brokers, Dealers,
              Commercial Banks, Trust Companies and Other Nominees, dated
              May 19, 1997.
(a)(6)*  --   Letter to Stockholders from Chairman and Chief Executive
              Officer dated May 19, 1997.
(a)(7)*  --   Press Release, dated May 16, 1997.
(a)(8)*  --   Guidelines for Certification of Taxpayer Identification
              Number in Substitute Form W-9.
(a)(9)   --   Supplement, dated June 18, 1997, to the Offer to Purchase.
(a)(10)  --   Letter of Transmittal mailed with Supplement.
(a)(11)  --   Notice of Guaranteed Delivery mailed with Supplement.
(a)(12)  --   Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees mailed with Supplement.
(a)(13)  --   Letter to Stockholders for use by Brokers, Dealers,
              Commercial Banks, Trust Companies and Other Nominees mailed with Supplement.
(a)(14)  --   Letter to Stockholders from Chairman and Chief Executive
              Officer mailed with Supplement.
(a)(15)  --   Press Release, dated June 17, 1997.
(b)(1)*  --   Loan Agreement, Revolving Credit Note and Security Agreement
              between First American National Bank and United Foods, Inc., all dated April 7, 1993, Exhibit 10.6 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference
              herein.
(b)(2)*  --   First Amendment dated June 29, 1994, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.10 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 28, 1995, is incorporated by reference herein.
(b)(3)*  --   Second Amendment dated June 1, 1995, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.12 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(4)*  --   Modification dated June 21, 1995, to that certain Revolving
              Loan Agreement between First American National Bank and
              United Foods, Inc., dated April 7, 1993, Exhibit 10.13 to
              the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(5)*  --   Third Amendment dated September 1, 1995, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.14 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(6)*  --   Modification dated December 31, 1995, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.15 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
(b)(7)*  --   Fourth Amendment, dated February 7, 1997, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.19 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 28, 1997, is incorporated by reference herein.
(b)(8)*  --   Fifth Amendment, dated May 15, 1997, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc. dated April 7, 1993.
(b)(9)   --   Sixth Amendment, dated June 17, 1997, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc. dated April 7, 1993.
(b)(10)  --   Revolving Credit Agreement between United Foods, Inc. and
              Cooperatieve Central Raiffeisen -- Boerenleenbank B.A.,
              "Rabobank Nederland," dated August 20, 1992, Exhibit 10.2 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference herein.
(b)(11)  --   First Amendment, dated January 11, 1993, to each of that
              certain Term Loan Agreement and that certain Revolving
              Credit Agreement, each dated August 20, 1992 between United
              Foods, Inc. and Cooperatieve Centrale
              Raiffeisen -- Boerenleenbank B.A., "Rabobank Nederland,"
              Exhibit 10.5 to the Annual Report on Form 10-K of United
              Foods, Inc. filed for the fiscal year ended February 28,
              1993, is incorporated by reference herein.
(b)(12)  --   Second Amendment, dated October 4, 1993, to each of that
              certain Term Loan Agreement and that certain Revolving
              Credit Agreement, each dated August 20, 1992 between United
              Foods, Inc. and Cooperatieve Centrale
              Raiffeisen -- Boerenleenbank B.A., "Rabobank Nederland,"
              Exhibit 10.7 to the Annual Report on Form 10-K of United
              Foods, Inc. filed for the fiscal year ended February 28,
              1994, is incorporated by reference herein.
(b)(13)  --   Third Amendment, dated February 14, 1994, to each of that
              certain Term Loan Agreement and that certain Revolving
              Credit Agreement, each dated August 20, 1992 between United
              Foods, Inc. and Cooperatieve Centrale
              Raiffeisen -- Boerenleenbank B.A., "Rabobank Nederland,"
              Exhibit 10.8 to the Annual Report on Form 10-K of United
              Foods, Inc. filed for the fiscal year ended February 28,
              1994, is incorporated by reference herein.
(b)(14)  --   Fourth Amendment, dated August 19, 1994, to that certain
              Revolving Credit Agreement, between United Foods, Inc. and
              Cooperatieve Central Raiffeisen -- Boerenleenbank B.A.,
              "Rabobank Nederland," dated August 29, 1992 Exhibit 10.11 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1995, is incorporated by reference herein.
(b)(15)  --   Fifth Amendment, dated June 29, 1995, to that certain
              Revolving Credit Agreement, between United Foods, Inc. and
              Cooperatieve Centrale Raiffeisen -- Boerenleenbank B.A.,
              "Rabobank Nederland," dated August 28, 1992, Exhibit 10.16 to the Annual Report on Form 10-K of United Foods, Inc.
              filed for the fiscal year ended February 29, 1996, is
              incorporated by reference herein.
(b)(16)  --   Amendment, dated August 1, 1995, to each of that certain
              Term Loan Agreement and that certain Revolving Credit
              Agreement, each dated August 20, 1992 between United Foods,
              Inc. and Cooperatieve Centrale Raiffeisen -- Boerenleen Bank
              B.A., "Rabobank Nederland," Exhibit 10.17 to the Annual
              Report on Form 10-K of United Foods, Inc. filed for the
              fiscal year ended February 29, 1996, is incorporated by
              reference herein.
(b)(17)  --   Sixth Amendment, dated October 31, 1996, to that certain
              Revolving Credit Agreement, between United Foods, Inc. and
              Cooperatieve Centrale Raiffeisen -- Boerenleenbank B.A.,
              "Rabobank Nederland," dated August 29, 1992, Exhibit 10.20 to the Annual Report on Form 10-K of United Foods, Inc.
              filed for the fiscal year ended February 28, 1997, is
              incorporated by reference herein.

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
(b)(18)  --   Seventh Amendment, dated February 19, 1997, to each of that certain Term Loan Agreement and that certain Revolving
              Credit Agreement, each dated August 20, 1992 between United
              Foods, Inc. and Cooperatieve Centrale
              Raiffeisen -- Boerenleenbank B.A., "Rabobank -- Nederland,"
              Exhibit 10.21 to the Annual Report on Form 10-K of United
              Foods, Inc. filed for the fiscal year ended February 28,
              1997, is incorporated by reference herein.
(b)(19)  --   Eighth Amendment, dated May 16, 1997, to each of that
              certain Term Loan Agreement and that certain Revolving
              Credit Agreement, each dated August 20, 1992 between United
              Foods, Inc. and Cooperatieve Centrale
              Raiffeisen -- Boerenleenbank B.A., "Rabobank -- Nederland."
(b)(20)  --   Ninth Amendment, dated June 17, 1997, to each of that
              certain Term Loan Agreement and that certain Revolving
              Credit Agreement, each dated August 20, 1992 between United
              Foods, Inc. and Cooperatieve Centrale
              Raiffeisen -- Boerenleenbank B.A., "Rabobank -- Nederland."

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* Previously filed.